Financial Institutions, Inc. Increases

Quarterly Common Stock Dividend by 3.2% to $0.32

Cash dividend represents a 3.7% yield and 35% payout ratio

WARSAW, N.Y., February 12, 2026 — Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank and Courier Capital, LLC, announced that its Board of Directors approved a quarterly cash dividend of $0.32 per outstanding common share, an increase of $0.01, or 3.2%, from the most recent quarter.

“The increase to our quarterly cash dividend reflects our strong profitability in 2025, the strength of our balance sheet today, and our Board’s confidence in our ability to sustainably grow earnings over the long-term,” said President and Chief Executive Officer Martin K. Birmingham. “This dividend increase also underscores our commitment to returning capital to shareholders while continuing to invest in our franchise and support our communities.”

On an annualized basis, the $0.32 cash dividend represents a yield of 3.7% based on the closing share price of $34.43 on February 11, 2026, and a payout ratio of 35% of 2025 net income available to common stockholders per diluted share.

The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock.

All dividends are payable April 2, 2026, to shareholders of record on March 13, 2026.

About Financial Institutions, Inc.
Financial Institutions, Inc. (NASDAQ: FISI) is a financial holding company with approximately $6.3 billion in assets as of December 31, 2025, offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

For additional information contact:

Kate Croft

Director of Investor Relations and Corporate Communications

(716) 817-5159

klcroft@five-starbank.com